Exhibit 10.4

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement is dated May 3, 2019, and is entered into between the Borrower identified in the Term Sheet and WFC Fund, LLC (“Lender”). Borrower has requested and, subject to the terms and conditions of this Agreement, Lender has agreed to extend, certain Loans to Borrower. The parties therefore agree as follows:

1.	The following Term Sheet lists certain of the business terms on which Lender will make Loans to Borrower.

Term Sheet

Borrower:	BZRTH, Inc.
Borrower’s Entity Type:	Corporation
Borrower’s State of Formation:	Nevada
Borrower’s Address:	2399 Bateman Ave, Irwindale, CA 91010
Verified Eligible Account Threshold:	50.00%
Guarantor:	Allan Huang
Revolving Loan Limit:	$2,000,000.00
Agreed Sublimits:	N/A
Interest Rate:	Prime Rate plus 4.25%
Interest Rate Change Frequency:	Monthly
Invoice Fee Rate:	0.00%
Maturity Date:	1 year from Effective Date
Payment Day:	LAST DAY OF THE MONTH
Advance Transfer Method:	ACH
Wire Transfer Fee:	$99.00
Origination Fee:	$0.00
Deposit Account Control Agreement:	Not initially
Advance Rate:	75.00%
Termination Fee:	2% of the Revolving Loan Limit if termination occurs six months or more prior to the Maturity Date; 1% of the Revolving Loan Limit if termination occurs less than six months prior to the Maturity Date.
Collateral:	All accounts (including health-care-insurance receivables), goods (including inventory but excluding equipment), documents (including, if applicable, electronic documents), fixtures, instruments, promissory notes, chattel paper (whether tangible or electronic), letters of credit, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities and all other investment property, general intangibles (including all payment intangibles), money, deposit accounts, and any other contract rights or rights to the payment of money; and all proceeds and products of each of the foregoing, all books, records, files and other data relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the foregoing.

2.	The Standard Terms and Conditions set forth on Annex A are incorporated in and made a part of this Loan and Security Agreement.

3.	This Loan and Security Agreement contains a waiver of jury trial rights.

[signature page to follow]

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Borrower and Lender have duly executed this Agreement to be effective as of the date set forth in the introductory paragraph.

LENDER	BORROWER
WFC Fund, LLC	BZRTH, Inc.

By: /s/ Kevin Ehinger	By: /s/ Allan Huang
Print Name: Kevin Ehinger	Print Name: Allan Huang
Title: President	Title President

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ANNEX A – STANDARD TERMS AND CONDITIONS

These Standard Terms and Conditions are incorporated in and form a part of the Loan and Security Agreement between the Borrower identified in the Term Sheet and WFC Fund, LLC, as Lender.

Article 1

BORROWING AND LENDING

1.1     Revolving Loans. Subject to the terms and conditions of the Loan Documents, from time to time prior to the Termination Date, upon Borrower’s request, Lender may, in its sole discretion, make revolving loans and advances (the “Revolving Loans”) to Borrower so long as after giving effect to any requested Revolving Loan, (a) the Total Revolving Outstandings do not exceed the lesser of the Borrowing Base and the Revolving Loan Limit and (b) all Sublimit requirements are met. Borrower may from time to time during the term of this Agreement borrow, partially or wholly repay its outstanding borrowings, and reborrow, in all cases subject to all of the limitations, terms and conditions of this Agreement and of any document executed in connection with or governing this Agreement.

1.2      Interest Payments; Payment upon Termination. Accrued and unpaid interest on the Revolving Loans shall be due and payable on the Payment Day of each calendar month and on the Maturity Date. Borrower shall repay the principal balance of all outstanding Revolving Loans on the Termination Date.

1.3      Overadvances. If at any time Availability is less than $0.00, or any portion of the Total Revolving Outstandings exceeds any applicable Sublimit (an “Overadvance”), Borrower shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such Overadvance, and Lender shall apply such payment to the Total Revolver Outstandings so as to eliminate such Overadvance. Borrower hereby irrevocably authorizes Lender to debit any of Borrower’s deposit accounts for the amount of any Overadvance though Lender’s failure to debit Borrower’s deposit account will not relieve Borrower of its obligation to repay any Overadvance in a timely fashion.

1.4      Procedures for Revolving Loan Borrowing. Borrower may request Revolving Loans on any Business Day from the date that the conditions set forth in Article 3 are satisfied until the Termination Date by submitting a proper loan request through the Platform on or before 12:00 p.m. (New York time) two Business Days prior to the date of the requested Revolving Loan. Lender shall review the loan request and accounts submitted to the Platform by 12:00 p.m. (New York time) on the Business Day after submission by Borrower and, subject to the terms of this Agreement, such accounts will be included in the Borrowing Base by 12:00 p.m. (New York time) on the next Business Day. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Loan requested by Borrower by depositing the proceeds in Borrower’s bank account as designated by Borrower on the Platform.

1.5      Additional Advances by Lender. Borrower hereby irrevocably authorizes Lender, in Lender’s sole discretion, to advance to Borrower, and to pay and charge to Borrower’s Loan Account, all sums necessary (a) to pay any interest accrued on the Obligations when due, (b) to pay all fees, costs and expenses and other Obligations owed by Borrower when due, and (c) to protect Lender’s interest in Collateral or to perform any of Borrower’s obligations under this Agreement. Any amount which is advanced, paid or charged under this Section 1.5 will constitute Revolving Loans (notwithstanding the failure of Borrower to satisfy any of the conditions precedent in Article 3) and Obligations and will bear interest at the Interest Rate or the Default Interest Rate, as the case may be.

1.6      Applicable Interest Rate. Except as otherwise provided in this Agreement, interest shall accrue upon the daily net balance of Total Revolving Outstandings at an annual rate equal to the Interest Rate, which rate shall change upon the Interest Rate Change Frequency and which will compound monthly.

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1.7      Default Interest Rate. During a Default Period or at any time following the Termination Date, as applicable, in Lender’s sole discretion and without waiving any of its other rights or remedies, interest shall accrue on the daily net balance of Total Revolving Outstandings at an annual rate equal to the Interest Rate plus 5% (the “Default Rate”) or any lesser rate that Lender may deem appropriate, starting on the day the Default Period begins through the last day of that Default Period.

1.8      Invoice Fees. Borrower shall pay Lender, without duplication, a fee equal to the Invoice Fee Rate multiplied by the sum of (a) the face amount of each Eligible Account included in the Borrowing Base plus (b) the face amount of each other account for which payment is received in the Lock Box (the “Invoice Fee”). The Invoice Fee shall be fully earned by Lender for the services of reconciling invoices and providing the Platform and payable monthly in arrears on the Payment Day of each calendar month.

1.9      Usury. No interest rate shall be effective that would result in a rate greater than the highest rate permitted by law. Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Obligations shall be reduced by that amount so that such payments will not be deemed usurious.

1.10   Calculation of Interest. Interest shall be calculated on the basis of a 360-days-per-year factor applied to the number of actual days elapsed.

1.11 Payments Due on Non-Business Days. If any date on which a payment is due falls on a day that is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

1.12   Application of Payments. All payments on the Loans shall be applied at any time and from time to time in the following order: (a) the payment or reimbursement of any expenses (including late charges), costs or obligations (other than the principal hereof and interest hereon) for which Borrower shall be obligated or Lender entitled pursuant to the provisions of the Loan Documents, (b) the payment of accrued but unpaid interest, and (c) the payment of all or any portion of the principal balance then outstanding, in either the direct or inverse order of maturity, at Lender’s option.

1.13   Evidence of Loans and Payments. The Loans made by Lender shall be evidenced by one or more accounts or records maintained by Lender (the “Loan Account”) in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Loans made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Loans.

1.14   Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, or, if required by Applicable Law, shall be increased as necessary so that after such deduction or withholding has been made Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Taxes (other than income and franchise taxes owing by Lender) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall timely pay all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document.

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1.15   Wire Fee. If Borrower elects to be paid by wire transfer, Lender will charge a fee in the amount of the Wire Transfer Fee indicated on the Term Sheet for each wire transfer.

1.16   Termination of Credit Facility. Borrower may not terminate this Agreement except by giving Lender 30 days’ prior irrevocable written notice of its intent to terminate the Agreement. Upon termination, Borrower shall pay to Lender all outstanding Obligations and the applicable Termination Fee.

1.17   Extensions of Maturity Date. Lender has no commitment or obligation to extend the Maturity Date. Any extension of the Maturity Date will be made in Lender’s sole discretion in writing.

1.18   Origination Fee. On the closing date, Borrower shall pay Borrower a fee in the amount of the Origination Fee indicated on the Term Sheet.

Article 2

SECURITY AGREEMENT AND CASH MANAGEMENT

2.1     Grant of Security Interest. To secure payment and performance of the Obligations, Borrower hereby grants to Lender a continuing security interest in all of its right, title and interest in and to the Collateral, wherever located, whether now existing or hereafter arising or acquired.

2.2      Cash Management.

(a)   Unless otherwise agreed by Borrower and Lender, Borrower shall direct all of its account debtors to make all payments on the accounts directly to the Lock Box or, for payments received by wire or ACH, to the Blocked Account, in each such case by delivering to each account debtor an executed notice of security interest in a manner and form and substance acceptable to Lender. Borrower authorizes Lender and its designated agent to seek from account debtors verification of accounts or to otherwise verify such accounts. If Borrower, any Related Party of Borrower, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of accounts or other Collateral, then Borrower shall receive and shall cause each such Person to receive, all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Account. All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by Borrower to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on Borrower’s behalf.

(b)   Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney and agent-in-fact (1) to endorse Borrower’s name upon said items of payment and proceeds of Collateral and upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account of Borrower; (2) to take control in any manner of any item of payment or proceeds thereof and (2) to have access to any lock box or postal box into which any of Borrower’s mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

(c) All funds received in the Blocked Account in immediately available funds shall be applied on a daily basis to the Total Revolving Outstandings. All funds received in the Blocked Account that are not immediately available funds (checks, drafts and similar forms of payment) shall be deemed applied by Lender on account of the Obligations (subject to final payment of such items) in accordance with the foregoing sentence the third Business Day after receipt by Lender of such items in the Lock Box. If as the result of such application of funds a credit balance exists, such credit balance shall not accrue interest in favor of Borrower but shall, so long as no Default Period exists, be disbursed to Borrower or otherwise at Borrower’s direction, upon Borrower’s request. During a Default Period, Lender may, at its option, offset such credit balance against any of the Obligations or hold such credit balance as Collateral for the Obligations.

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2.3	Perfection of Security Interest and Further Assurances.

(a)   Borrower shall, from time to time, as may be required by Lender with respect to all Collateral, promptly take all actions as may be reasonably requested by Lender to perfect the Lien of Lender in the Collateral, including, with respect to all Collateral over which control may be obtained within the meaning of sections 8-106, 9- 104, 9-105, 9-106 and 9-107 of the UCC, section 201 of the federal Electronic Signatures in Global and National Commerce Act and, as the case may be, section 16 of the Uniform Electronic Transactions Act, as applicable, Borrower shall promptly take all actions as may be reasonably requested from time to time by Lender so that control of such Collateral is obtained and at all times held by Lender. All of the foregoing shall be at Borrower’s sole cost and expense.

(b)   Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the Lien granted by Borrower hereunder, without Borrower’s signature where permitted by law, including the filing of a financing statement describing the Collateral. Borrower agrees to provide all information required by Lender pursuant to this Section promptly to Lender upon request.

(c)   Borrower agrees that at any time and from time to time, at Borrower’s expense, Borrower will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any Lien granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

2.4      Lender Appointed Attorney-in-Fact. Borrower hereby appoints Lender as Borrower’s attorney-in- fact, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, from time to time during the term of this Agreement, in Lender’s discretion to take any action and to execute any instrument which Lender may deem necessary or advisable to accomplish the purposes of this Agreement (but Lender shall not be obligated to and shall have no liability to Borrower or any third party for failure to do so or take action). This appointment, being coupled with an interest, shall be irrevocable. Borrower hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.

2.5      Reasonable Care. Lender shall have no duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not have any responsibility for (a) ascertaining or taking action with respect to any claims, the nature or sufficiency of any payment or performance by any party under or pursuant to any agreement relating to the Collateral or other matters relative to any Collateral, whether or not Lender has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Neither this Agreement nor the exercise by Lender of any of its rights and remedies will relieve Borrower from the performance of any obligation on Borrower’s part to be performed or observed in respect of any of the Collateral.

2.6     Security Interest Absolute. All rights of Lender and Liens hereunder, and all Obligations of Borrower hereunder, shall be absolute and unconditional irrespective of: (a) any illegality or lack of validity or enforceability of any Obligation or any related agreement or instrument; (b) any change in the time, place or manner of payment of, or in any other term of, the Obligations, or any rescission, waiver, amendment or other modification of the Loan Documents, including any increase in the Obligations resulting from any extension of additional credit or otherwise; (c) any taking, exchange, substitution, release, impairment or non-perfection of any Collateral or any other collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for all or any of the Obligations; (d) any manner of sale, disposition or application of proceeds of any Collateral or any other collateral or other assets to all or part of the Obligations; (e) any default, failure or delay, willful or otherwise, in the performance of the Obligations; (f) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, Borrower against Lender; or (g) any other circumstance (including any statute of limitations) or manner of administering the Loans or any existence of or reliance on any representation by Lender that might vary the risk of Borrower or otherwise operate as a defense available to, or a legal or equitable discharge of, Borrower or any other grantor, guarantor or surety.

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Article 3

CONDITIONS TO LENDING

3.1      Conditions to Initial Loans. All Revolving Loans shall be subject to the condition that Lender has received (a) this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, executed and in form and content satisfactory to Lender, (b) payment of all fees and expenses due under this Agreement, (c) current searches of Borrower in appropriate filing offices showing no Liens have been filed and remain in effect except Permitted Liens, (d) evidence that Lender has filed all UCC financing statements necessary to perfect its Lien in the Collateral, (e) a closing certificate, in form and substance reasonably acceptable to Lender, including resolutions authorizing Borrower to enter into and perform the Loan Documents, an incumbency certificate, and Borrower’s organizational documents, (f) evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Lender, and where required by Lender, with loss payable endorsements in favor of Lender, and (g) such other documents or information as Lender may reasonably require.

3.2      Conditions to all Loans. All Revolving Loans shall be subject to the further additional conditions:

(a) that the representations and warranties described in Article 4 are correct on the date of the Loan, except to the extent that such representations and warranties relate solely to an earlier date; and (b) that no event has occurred and is continuing, or would result from the requested Loan that would result in an Event of Default.

Article 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants, as of the date of this Agreement and the date of each Loan, to Lender that:

4.1      Organization; Qualification; Power. Borrower is an entity of the type referenced in in the Term Sheet, duly formed and validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its financial condition or operations. Borrower has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

4.2      Due Authorization; Execution; Enforceability. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents are within Borrower’s powers and have been duly authorized by all necessary action. This Agreement and the other Loan Documents have been duly executed and delivered by Borrower. This Agreement and the other Loan Documents to which Borrower is a party when delivered will be, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

4.3      No Conflict; Compliance with Agreements and Laws. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents (a) do not contravene Borrower’s organizational documents or any law or any contractual restriction binding on or affecting the Borrower, and (b) do not result in or require the creation of any Lien (other than Liens in favor of Lender) upon or with respect to any of its properties. Borrower is in compliance with all provisions of all agreements, licenses, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

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4.4      Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Agreement and the other Loan Documents, except for such approvals and consents that have been made or obtained.

4.5      Investment Company Act. Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Borrower is not subject to regulation under any Applicable Law which limits its ability to incur debt or otherwise perform its obligations under the Loan Documents.

4.6      Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)   Neither Borrower nor any of its Subsidiaries nor, to Borrower’s knowledge, any director, officer, employee, agent, Affiliate or representative of Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law; and Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(b)   Neither Borrower nor any of its Subsidiaries nor, to Borrower’s knowledge, any director, officer, employee, agent, Affiliate or representative of Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by, a Person that is: (1) subject to any sanctions administered or enforced by OFAC or the U.S. State Department (collectively, “Sanctions”), or (2) located, organized, or resident in a country or territory that is, or whose government is, the subject to Sanctions (including Crimea, Cuba, Iran, North Korea, Sudan, and Syria).

(c)   Neither Borrower nor any of its Subsidiaries nor, to Borrower’s knowledge, any director, officer, employee, agent, Affiliate or representative of Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by, a Person that is: (1) an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), or (2) in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”).

4.7      Margin Stock. (a) No proceeds of the Loans will be used to acquire any security in any transaction that is subject to Sections 13 and 14 of the Securities Exchange Act of 1934; (b) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors; and (c) no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

4.8      Financial Statements; Projections. The financial statements delivered pursuant to Section 5.1 are complete and correct and fairly present on a consolidated basis the assets, liabilities and financial position of Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

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4.9      Material Adverse Effect. Since the date of the most recent financial statements provided to Lender, there has been no Material Adverse Effect.

4.10    Litigation. There are no actions, suits or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Borrower or any of its Affiliates or the properties of Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, if determined adversely to Borrower or any of its Affiliates, would have a Material Adverse Effect.

4.11    Taxes. Borrower and its Subsidiaries each has filed, has caused to be filed or has been included in all Federal, state and other Tax returns that are required to be filed, including all income, franchise, employment, property and sales taxes, and has paid all Taxes shown thereon to be due, together with applicable interest and penalties, and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or its Subsidiary); no tax Lien has been filed, and, to Borrower’s knowledge, no claim is being asserted, with respect to any such Tax. Neither Borrower nor any of its Subsidiaries is party to any tax sharing agreement.

4.12    ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”). Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”). No Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower. Borrower has met its minimum funding requirements under ERISA with respect to each Plan. Each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

4.13    Labor Matters. Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries. Borrower neither is nor has been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters that could reasonably be expected to result in a Material Adverse Effect.

4.14   Solvency. As of, from and after the date of this Agreement, Borrower (a) owns and will own assets the fair saleable value of which are (1) greater than the total amount of liabilities (including contingent liabilities); and (2) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

4.15   Ownership of Property. Borrower and each of its Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business free and clear of all Liens other than Permitted Liens.

4.16   Casualty. Neither the businesses nor the properties of Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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4.17   Intellectual Property. Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted and is pending by any Person challenging the use, validity or effectiveness of any Intellectual Property, nor is Borrower aware of any valid basis for any such claim. The use of Intellectual Property by Borrower and its Subsidiaries does not materially infringe on the rights of any Person.

4.18   Burdensome Restrictions. Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to Borrower or any Subsidiary or to transfer any of its assets or properties to Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

4.19   No Default. No Event of Default has occurred and is continuing and no default has occurred and is continuing under or with respect to any material contractual obligation of Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

4.20   No Broker’s Fees. Neither Borrower nor any Subsidiary has any obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Loans or this Agreement.

4.21    Full Disclosure. Borrower and its Subsidiaries have disclosed to Lender all agreements, instruments and corporate or other restrictions to which Borrower and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of Borrower or any Subsidiary thereof to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.22   Accounts. Each account which Borrower requests Lender to classify as an Eligible Account, as of the time when such request is made, conforms in all respects to the requirements of such classification as set forth in the definition of “Eligible Account”.

Article 5

AFFIRMATIVE COVENANTS

Until payment and satisfaction in full of all Obligations (other than contingent indemnification obligations) and the termination of this Agreement, Borrower shall, and shall cause each of its Subsidiaries to:

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5.1     Reporting Requirements. Deliver to Lender the following information, compiled where applicable using GAAP, in form and content acceptable to Lender:

(a)   Borrowing Base Certificate. With each request for a Revolving Loan and upon Lender’s request, Borrower shall deliver to Lender a Borrowing Base Certificate in a form and with such specificity as is satisfactory to Lender and containing such additional information concerning accounts as may be requested by Lender including copies of all invoices prepared in connection with such accounts.

(b)  Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each calendar quarter, a Borrower prepared balance sheet, income statement, and statement of retained earnings prepared for that month and for the year–to-date period then ended, prepared, if requested by Lender, on a consolidated and consolidating basis to include Borrower’s Affiliates, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments. Borrower’s obligation to deliver quarterly financial statements may be satisfied through use of third-party software approved by Lender that gives Lender access to Borrower’s accounting system.

(c)   Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.1(b), a duly completed compliance certificate, in form and substance reasonably acceptable to Lender.

(d)   Tax Returns. No later than five days after they are required to be filed, copies of signed and dated state and federal income tax returns and all related schedules for Borrower and each Guarantor, and copies of any extension requests.

(e)   Defaults. No later than three days after learning of the probable occurrence of any Event of Default, a writing notifying Lender of the Event of Default and the steps being taken by Borrower to cure the Event of Default.

(f)   Collateral Reports. By way of electronic transmission, schedules of Borrower’s accounts, in form satisfactory to Lender, and, if requested by Lender, copies of Borrower’s invoices to the account debtors in respect of such accounts, such evidence of delivery for all goods covered by such accounts, a detailed aging of Borrower’s accounts and its accounts payable, and a calculation of Borrower’s accounts and Eligible Accounts refreshed upon each request for a Revolving Loan and such information or documents relating to the Accounts as Lender may require from time to time.

(g)   Other Reports. From time to time, with reasonable promptness, such other materials, reports, records or information as Lender may reasonably request.

5.2      Existence; Maintenance of Property and Licenses. (a) Preserve, renew and keep in full force and effect its legal existence, (b) maintain in good repair, working order and condition all material assets used in the business of the Borrower, and (c) maintain each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required to conduct its businesses as presently conducted.

5.3      Books and Records. Maintain proper books of record and accounts in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

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5.4      Compliance with Laws. Comply with the requirements of all Applicable Laws and regulations, the non-compliance with which would result in a Material Adverse Effect.

5.5      Anti-Corruption Policies. Maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws.

5.6      Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Loan Document (including insuring its assets against loss by fire, explosion, theft and other risks and casualties as are customarily insured against by companies engaged in the same or a similar business, insuring it against liability for personal injury and property damages relating to its assets, such policies to be in such amounts and covering such risks as are usually insured against by companies engaged in the same or a similar business, and insuring such other matters as may from time to time be reasonably requested by Lender, and insuring it against business interruption in such amounts as Lender shall reasonably deem appropriate). All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by Lender of written notice thereof, (b) name Lender as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name Lender as lender’s loss payee. On the date of this Agreement and from time to time thereafter Borrower shall deliver to Lender upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

5.7      Taxes and Other Obligations. Pay and perform (a) all Taxes that may be levied or assessed upon it or any of its property and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that Borrower may contest any item described in clause (a) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

5.8      Inspections. Permit representatives of Lender, from time to time upon prior reasonable notice and at such times during normal business hours, all at Borrower’s expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

5.9      Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as Lender may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents.

5.10   Financial Covenants.

(a)   Maintain, as of the last day of each month, EBITDA for the trailing-twelve-month period ending on such date greater than $0.00.

(b)   Maintain, as of the last day of each month, a Fixed Charge Coverage Ratio of at least 1.20 to 1.00.

(c)   Maintain, as of the last day of each month, a Quick Ratio of at least 1.00 to 1.00.

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Article 6

NEGATIVE COVENANTS

Until payment and satisfaction in full of all Obligations (other than contingent indemnification obligations) and the termination of this Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to:

6.1      Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except: (a) the Obligations; (b)    Indebtedness existing on the date of this Agreement and disclosed to Lender in writing, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof; (c) unsecured Indebtedness to trade creditors in the ordinary course of business; and (d) purchase money Indebtedness or capitalized lease obligations.

6.2      Other Liens. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any Lien, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, other than: (a) the Liens of Lender; (b) mechanics’ and materialmen’s Liens for immaterial sums which are either (1) not yet due and payable or (2) being contested in good faith by appropriate proceedings which serve to stay the foreclosure of such Liens and as to which appropriate reserves have been established; (c) Liens for Taxes that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; (d) any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use; and (e) Liens securing Indebtedness permitted under Section 6.1(d), provided (1) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related property, (2) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (3) the amount of Indebtedness secured thereby is not increased, and (4) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original price for the purchase, repair improvement or lease amount (as applicable) of such property at the time of purchase, repair, improvement or lease (as applicable) (“Permitted Liens”).

6.3      Fundamental Changes. (a) Change its state of organization, name or the location of its chief executive office without the prior written consent of the Lender, (b) consolidate with or merge into any other entity, or permit any other entity to merge into it, (c) engage in any line of business materially different from Borrower’s business on the date of this Agreement, (d) amend its organizational documents, (e) acquire all or substantially all of the assets of any other entity, (f) change its fiscal year or make any material change in its accounting treatment and reporting practices except as required by GAAP, or (g) change its tax status (i.e., as a C or S corporation).

6.4      Investments and Loans. Purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than (a) direct obligations of the United States, and (b) obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States. Borrower shall not lend or otherwise advance funds to any Person except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business.

6.5      Dispositions. Sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business.

6.6      Restricted Payments. Declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock or other equity interest, or purchase, redeem, retire, or otherwise acquire any of its stock or other equity interest, either (i) during a Default Period or (ii) that causes an Event of Default.

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6.7   Affiliate Transactions. Conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

6.8      Use of Proceeds. (a) Use the proceeds of each Loan for any purpose other than ordinary business purposes; (b) directly or indirectly apply any part of the proceeds of any Loan to the purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); (c) use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Person: (1) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions; or (2) in any other manner that will result in a violation of Sanctions by any Peron (including any Person participating in the Loans, whether as lender, advisor, investor or otherwise); (d) use the proceeds of the Loans, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law; or (e) use the proceeds of the Loans in violation of any Anti-Terrorism Laws.

6.9      Accounts. Unless specifically shown on the invoice for such account, grant or approve any credit, discount, allowance, negotiated term or deduction with respect to any account with Lender’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Article 7

DEFAULT AND REMEDIES

7.1	Events of Default. An “Event of Default” shall occur if:

(a)   Borrower fails to pay any amount of any Obligations on the date that it becomes due and payable;

(b)   Lender has given Borrower notice of an Overadvance and such Overadvance has not been eliminated within three Business Days after such notice is given;

(c)   Any representation or warranty made by the Borrower or on behalf of any Subsidiary in this Agreement or any other Loan Document is untrue or misleading in any material respect when made or deemed made;

(d)   Borrower or any Subsidiary fails to perform or observe any term, covenant, or agreement contained in any of Section 5.1 (Reporting Requirements), Section 5.2 (Existence; Maintenance of Property and Licenses), Section 5.9 (Inspections), Section 5.10 (Financial Covenants. ), or Article 6 (Negative Covenants), or any Guarantor fails to perform or observe any term, covenant, or agreement contained in its Guaranty;

(e)   Borrower or any Subsidiary fails to perform or observe any other term, covenant or agreement (not specified in Section 7.1(a), Section 7.1(c), or Section 7.1(d)) contained in any Loan Document on its part to be performed or observed and such failure continues for 10 Business Days;

(f)   Borrower or any Subsidiary becomes insolvent or admits in writing an inability to pay debts as they mature, or Borrower or any Subsidiary makes an assignment for the benefit of creditors; or Borrower or any Subsidiary applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Borrower or any Subsidiary, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of Borrower or any Subsidiary; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Borrower or any Subsidiary;

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(g)   Borrower or any Subsidiary files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Borrower or any Subsidiary as debtor; or any such petition is instituted against Borrower or any Subsidiary; or Borrower or any Subsidiary institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Borrower or any Subsidiary;

(h)   A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $10,000, which is not insured or subject to indemnity, is entered against Borrower or any Subsidiary which is not immediately stayed or appealed;

(i)    Borrower or any Subsidiary is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Borrower or any Subsidiary that is held by any third Person other than Lender, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness;

(j)    Borrower or any Subsidiary liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets;

(k)   A Change of Control occurs;

(l)    Any event or circumstance occurs that Lender in good faith believes may impair the prospect of payment of all or part of the Obligations, or Borrower’s or any Subsidiary’s ability to perform any of its material obligations under this Agreement or any other Loan Document;

(m)  A Material Adverse Effect occurs;

(n)  Any Guarantor shall die, repudiate, purport to revoke or fail to perform any obligation under such Guaranty;

(o)   The percentage of Eligible Accounts that are Verified Eligible Accounts (determined by the face amount of such accounts and not by the number of such accounts) is below the Verified Eligible Account Threshold;

(p)   An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000; or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000;

(q)  Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all of the Obligations (other than unasserted contingent indemnification obligations) and other than as a result of an action or inaction by Lender, ceases to be in full force and effect other than in accordance with its terms; or any Person (other than Lender) contests in any manner in writing the validity or enforceability of any Loan Document or any provision thereof; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to limit, revoke, terminate or rescind any Loan Document or any provision thereof;

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(r)   Any security interest purported to be created in Collateral shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first-priority (except as otherwise expressly provided in this Agreement) security interest in the assets covered thereby, other than in respect of assets that, individually and in the aggregate, are not material to the Loan Parties, taken as a whole, or in respect of which the failure of the security interest therein to be a valid, perfected first-priority (except as otherwise expressly provided in this Agreement) security interest could not in the reasonable judgment of Lender be expected to have a Material Adverse Effect;

(s)   Any Loan Party or any of its senior officers is criminally indicted or convicted for (i) a felony, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that has resulted in, or could reasonably be expected to lead to, a forfeiture of any material property or any collateral (including the Collateral) upon which such Loan Party has granted a Lien to Lender or the right to conduct any part of its business; or

(t)   The uninsured loss, theft, damage or destruction of any of the Collateral in an amount in excess of $10,000 in the aggregate for all such events during any calendar year as determined by Lender in its sole discretion.

7.2     Rights and Remedies. During any Default Period, Lender may exercise any or all of the following rights and remedies:

(a)   Lender may declare the Obligations to be immediately due and payable and accelerate payment of the Loans, and all Obligations shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrower hereby expressly waives; provided that upon the occurrence of an Event of Default described in Section 7.1(f) or 7.1(g), all Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind;

(b)   Lender may, without notice to Borrower, apply any money owing by Lender to Borrower to payment of the Obligations, including any and all balances and deposits of Borrower held by the Lender;

(c)   Lender may exercise all rights and remedies of a secured party under the UCC;

(d)   Lender may exercise and enforce its rights and remedies under the any of the Loan Documents;

(e)   Lender may (1) withhold or cease making Loans, (2) commence accruing interest on the Loans at a rate up to the Default Rate, (3) decrease the Revolving Loan Limit, and (4) decrease the rates of advance and any sublimits (Sublimits or otherwise) under the Borrowing Base; and

(f)   Lender may exercise any other rights and remedies available to it by law or agreement.

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7.3     No Waiver. Any failure by Lender to insist upon strict performance by Borrower of any of the provisions of this Agreement or any other Loan Document shall not be deemed to be a waiver of any of the terms or provisions of this Agreement or the other Loan Documents, and Lender shall have the right thereafter to insist upon strict performance by Borrower of any and all of the terms and provisions of this Agreement or any other Loan Document.

7.4     Sales of Collateral. If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to Borrower 10 days prior to the date of such disposition will constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as the sale of the Collateral is made in a commercially reasonable manner, Lender may sell such Collateral on such terms and to such purchaser as Lender in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. At any sale of the Collateral, if permitted by applicable law, Lender may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against Lender arising out of the exercise by it of any rights hereunder. Borrower hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. At any such sale, unless prohibited by applicable law, Lender or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither Lender nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto.

7.5     Standards for Exercising Rights and Remedies. To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to decline to provide credit to any potential purchaser of the Collateral in connection with Lender’s disposition of the Collateral, (k) to disclaim disposition warranties, (l) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (m) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Lender would satisfy Lender’s duties under the UCC in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed to fail to satisfy such duties solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

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Article 8

MISCELLANEOUS

8.1     Notices. Except as otherwise specified herein, any notice, consent, request or other communication required or permitted to be given hereunder shall be in writing, addressed to the other party as set forth in the Term Sheet for Borrower or below for Lender (or to such other address or person as either party or person entitled to notice may by notice to the other party specify), and shall be: (a) personally delivered; (b) delivered by Federal Express or other comparable overnight delivery service; or (c) transmitted by United States certified mail, return receipt requested with postage prepaid. Unless otherwise specified, all notices and other communications shall be deemed to have been duly given on the first to occur of (1) actual receipt of the same, (2) the date of delivery if personally delivered, (3) one Business Day after depositing the same with the delivery service if by overnight delivery service, and (4) three days following posting if transmitted by mail.

Lender’s Address:	Water for Commerce Fund Management, LLC
2020 West 89th Street, Suite 200
Leawood, Kansas 66206

8.2     Attorney Fees. In the event that Lender employs attorneys to collect the Obligations, to enforce the provisions of this Agreement or to protect or foreclose the Collateral, Borrower agrees to pay Lender’s attorney fees and disbursements, whether or not suit is brought. Such fees shall be immediately due and payable.

8.3     Setoff. Lender may, at any time and without demand or notice to anyone, setoff any liability owed to Borrower by Lender against any Obligations, whether or not due.

8.4     Revival of Obligations. To the extent that any payment or payments made to Lender under this Agreement are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, to Borrower, whether directly or indirectly as a debtor-in-possession, or to a receiver or any other party under any bankruptcy law, or other state or federal law, then the portion of the Obligations of Borrower intended to have been satisfied by such payment or payments will be revived and will continue in full force and effect as if such payment or payments had never been received by Lender.

8.5     No Oral Amendments. This Agreement may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

8.6     Assignment. This Agreement may be freely transferred and assigned by Lender, its successors, endorsees and assigns. Borrower may not transfer its rights and obligations with respect to this Agreement, the Loan Documents, or the Obligations.

8.7     Costs and Expenses. Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the Obligations, this Agreement, any Loan Document or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including all costs, expenses and fees incurred by Lender (a) in connection with the negotiation, preparation, execution, delivery, amendment, and administration of the Loan Documents, (b) to collect any amounts owed to Lender, (c) to enforce the Loan Documents, (d) in connection with the collection, protection, or enforcement of any rights in the Collateral, (e) in any bankruptcy, insolvency, assignment for the benefit of creditors, receivership, or other similar proceeding relating to Borrower or its assets or any Guarantor, (f) in any actual or threatened suit, action, proceeding, or adversary proceeding (including all appeals) by, against, or in any way involving Lender and Borrower or any Guarantor, or in any way arising from this Agreement or Lender’s dealings with Borrower, and (g) to retain any payments or transfers of any kind made to Lender by or on account of this Agreement, including the granting of liens, collateral rights, security interests, or payment protection of any type.

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8.8     Indemnification. In addition to its obligation to pay Lender’s expenses under the terms of this Agreement, Borrower shall indemnify, defend and hold harmless Lender and its Related Parties (each an “Indemnitee”) from and against any of the following (collectively, “Indemnified Liabilities”): (a) any and all transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of the Loan Documents, or any other document or agreement described in or related to this Agreement or the making of the Loans; (b) any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in this Agreement proves to be incorrect in any respect or as a result of any violation of the covenants contained in this Agreement; and (c) any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Loans and the Loan Documents, or any other document or agreement described in or related to this Agreement, or the use or intended use of the proceeds of the Loans, with the exception of any Indemnified Liability caused by the gross negligence or willful misconduct of an Indemnitee. If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, upon the Indemnitee’s request, Borrower, or counsel designated by Borrower and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Borrower’s sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under Applicable Law. Borrower’s obligations under this Section shall survive the termination of this Agreement and the discharge of Borrower’s other obligations under this Agreement.

8.9     Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee referred to in Section 8.8 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

8.10   Severability. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

8.11   Interpretation. For purposes of this Agreement and the other Loan Documents, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; and (e) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein (x) to articles, sections, and exhibits mean the articles and sections of, and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute mean such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When performance of any covenant, duty or obligation is required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Loan Document with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

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8.12   GAAP; Rounding. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP. Any financial ratios required to be maintained by Borrower pursuant to the Loan Documents shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common – or symmetric arithmetic – method of rounding (in other words, rounding-up if there is no nearest number).

8.13   PATRIOT Act Notice. Lender hereby notifies the Loan Parties that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Lender to identify the Loan Parties in accordance with the PATRIOT Act.

8.14   Counterparts; Integration; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties with respect to the subject matter of the Loan Documents and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart signature page.

8.15   Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

8.16   Governing Law; Jurisdiction; Etc.

(a)   Governing Law. The laws of the State of New York will govern this Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby.

(b)  Submission to Jurisdiction. Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against Lender in any way relating to this Agreement or the transactions contemplated hereby, in any forum other than the courts of the State of and City of New York, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

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(c)   Waiver of Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such court referred to in Section 8.16(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Service of Process. Borrower irrevocably consents to the service of process in the manner provided for notices in Section 8.1 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(e)   Class Action Waiver. Borrower waives the right to participate in a class action, either as a class representative or a class member, with respect to any claim relating to this Agreement or the transactions between Borrower and Lender.

8.17   Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.18   UCC Terms. Terms defined in the UCC in effect on the date of this Agreement and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

8.19   Defined Terms. As used in this Agreement, the following terms have the corresponding meanings:

“Advance Rate” means the advance rate for Eligible Accounts specified in the Term Sheet.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with Borrower, including any subsidiary of Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement between Borrower and Lender.

“Anti-Terrorism Laws” has the meaning set forth in Section 4.6(c).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

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“Approved Account Debtor” means each account debtor of Borrower approved by Lender for inclusion in the Borrowing Base, which approval may be provided from time to time in writing (including email).

“Availability” means, at any time, the amount, if any, by which the lesser of the Borrowing Base and the Revolving Loan Limit exceeds the Total Revolving Outstandings.

“Availability Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Lender establishes from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Borrower, or the Collateral or its net value, or the enforceability, perfection or priority of Lender’s Lien in the Collateral, (b) to reflect Lender’s reasonable judgment that any collateral report or financial information relating to Borrower or its account debtors and furnished to Lender may be incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts which does or would with notice or passage of time or both, constitute an Event of Default.

“Blocked Account” means a deposit account established by, and in the name of, Lender at a financial institution chosen by Lender.

“Borrowing Base” means, at any time, the sum of:

(a)   the Advance Rate multiplied by Borrower’s Eligible Accounts; provided that if Dilution exceeds 5%, such advance rate will be reduced by one percentage point for each whole or partial percentage point by which Dilution exceeds 5%, except in Lender’s sole discretion minus

(b) the Availability Reserve.

“Borrowing Base Certificate” means a certificate, in form and substance reasonably acceptable to Lender, setting forth the Borrowing Base and the component calculations thereof.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York, are authorized or required by law to close.

“Change of Control" means: (a) the failure of the beneficial owners of the equity of Borrower as of the closing date to own, together with their Affiliates, directly or indirectly, beneficially and of record, 51% of the such equity; or (b) the failure of Borrower to own directly or indirectly, beneficially and of record, at least 51% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding equity of each Subsidiary.

“Collateral” means the Collateral described in the Term Sheet.

“Default Period” means the period of time commencing on the day an Event of Default occurs and continuing through the date the Event of Default has been cured or waived.

“Default Rate” has the meaning set forth in Section 1.7.

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“Dilution” means, with respect to any period, the percentage obtained by dividing (a) the sum of non-cash credits against accounts (including, but not limited to returns, adjustments and rebates) of Borrower for such period, plus pending or probable, but not yet applied, non-cash credits against accounts of Borrower for such period, as determined by Lender in its sole discretion by (b) gross invoiced sales of Borrower for such period.

“EBITDA” means, for any period, the sum of Borrower’s and its Subsidiaries’: (a) net income after taxes for such period (excluding extraordinary gains or losses); plus (b) interest expense for such period; plus (c) income tax expense for such period; plus (d) depreciation and amortization for such period; plus or minus (e) any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis.

“Eligible Account” means an account owing to Borrower by an Approved Account Debtor which is accepted by Lender, net of any discounts, credits, or allowances, but excluding any account having any of the following characteristics:

(a) Any account (i) with a due date that is less than or equal to 180 days from the invoice date that remains unpaid for more than 60 days after its original due date, (ii) with a due date that is more than 180 days from the invoice date that remains unpaid for more than 30 days after its original due date, and (iii) that remains unpaid for more than 360 days after the invoice date;

(b)   Any account owing by a single account debtor, including a currently scheduled account, if 25% of the balance owing by said account debtor is ineligible as a result of clause (a) above;

(c)   Any account with respect to which the account debtor is a director, officer, employee or agent of Borrower or otherwise Related Parties of Borrower;

(d)   Any account with respect to which payment by the account debtor is or becomes conditional upon the account debtor’s approval of the goods or services covered thereby, or is otherwise subject to any repurchase obligation or return right, as with sales made on a, guaranteed sale, sale on approval, sale or return or consignment basis;

(e) Any account with respect to which the account debtor is a Governmental Authority;

(f) The face amount of any account with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by such account debtor to Borrower, but only to the extent of the maximum aggregate amount of Borrower’s liability to such account debtor;

(g) Any account with respect to which (1) the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the account debtor, or (2) the services performed have not been completed and accepted as satisfactory by the account debtor;

(h)   Any account with respect to which possession or control of the goods covered thereby are held, maintained or retained by Borrower, or by any agent or custodian of Borrower, for the account of or subject to further or future direction from the account debtor as with sales made on a bill-and-hold basis (unless the account debtor has executed a setoff waiver in form and substance acceptable to Lender);

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(i)   Any account that is owing by any account debtor involved as a debtor in any bankruptcy or other state or federal insolvency proceeding, whether voluntary or involuntary;

(j)   Any account that arises in any manner other than the sale of inventory or services in the ordinary course of Borrower’s business;

(k)   Any account for any account debtor which exceed a credit limit established by Lender for such account debtor, but only to the extent of such excess;

(l) That portion of any account that has been restructured, extended, amended or modified;

(m) Any account that is not subject to a first priority lien in favor of Lender;

(n)   Any account as to which Lender, at any time or times hereafter, determines in good faith that the prospect of payment or performance by the account debtor is or will be impaired;

(o)   Any account with respect to which the account debtor materially disputes the amount or terms of such account which Lender is seeking to verify;

(p)   Any account that is evidenced by an instrument, unless such instrument has been delivered to Lender duly endorsed in blank;

(q)  Any account that has been repaid, prepaid, satisfied, subordinated or rescinded or any account with respect to which the account debtor has not been directed to make payments directly to the Blocked Account or Lock Box;

(r)   Any account that is subject to any discounts, allowances or setoff against payment thereof, except for any discounts, allowances, dilution or set-offs which conform to customary commercial practices, were created in the ordinary course of business, and were approved by Lender;

(s) Any account that is not a bona fide existing payment obligation of the account debtor; and

(t)   Any account that is payable in a currency other than the U.S. Dollar. “ERISA” has the meaning set forth in Section 4.12.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by Borrower or any ERISA Affiliate of notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

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“FCPA” has the meaning set forth in Section 4.6(a).

“Fixed Charge Coverage Ratio” means, for any date of determination, the ratio of (a) EBITDA for the trailing- twelve-month period ending on such date of determination, to (b) Fixed Charges for the trailing-twelve-month period ending on such date of determination.

“Fixed Charges” means, for any period, without duplication, the sum of: (a) scheduled payments of principal during the applicable period with respect to all Indebtedness of Borrower; plus (b) paid or scheduled payments of principal during the applicable period with respect to all capitalized lease obligations of Borrower; plus (c) cash interest expense; plus (d) any pre-payments of Indebtedness of Borrower.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means the Person or Persons identified as a Guarantor in the Term Sheet and each other party that may now or hereafter guaranty the Obligations.

“Guaranty” means each guaranty executed by a Guarantor.

“Indebtedness” of a Person means at any time the sum at such time of (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) lease indebtedness, liabilities and other obligations of such Person with respect to capital leases, (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties which are being guarantied or indemnified against by such Person or which are secured by the property of such Person; (f) any obligation of such Person under an employee stock ownership plan or other similar employee benefit plan; (g) any obligation of such Person or a commonly controlled entity to a multi-employer plan; and (h) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with customary trade practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP consistently applied.

“Indemnified Liabilities” has the meaning set forth in Section 8.8.

“Indemnitee” has the meaning set forth in Section 8.8.

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“Intellectual Property” means any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past, present, or future infringement, violation, misuse, misappropriation or other impairment thereof, whether arising under United States, multinational or foreign laws or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

“Interest Rate” means the Interest Rate specified in the Term Sheet.

“Interest Rate Change Frequency” means the frequency at which the Interest Rate changes, which frequency is specified in the Term Sheet.

“Invoice Fee” has the meaning set forth in Section 1.8.

“Invoice Fee Rate” means the Invoice Fee Rate specified in the Term Sheet.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Account” has the meaning set forth in Section 1.13.

“Lock Box” means a post office box designated by, and under the exclusive control of, Lender, at a financial institution acceptable to Lender.

“Loan Documents” means this Agreement, the Security Documents, each Guaranty, and every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender.

“Loan Party” means Borrower and each Guarantor.

“Loans” means loans and other extensions of credit made by Lender under this Agreement.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, property, or condition (financial or otherwise) of Borrower or any of its Subsidiaries, (b) a material impairment of the legality, validity, binding effect or enforceability of any Loan Document or the rights and remedies of Lender under any Loan Document, (c) a material impairment of the ability of Borrower to repay the Obligations or of the Loan Parties to perform their obligations under the Loan Documents, or (d) a material impairment of the perfection or priority of the Liens granted pursuant to the Security Documents.

“Maturity Date” has the meaning set forth in the Term Sheet.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

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“Obligations” is used in its most comprehensive sense and means any debts, obligations and liabilities of Borrower to Lender, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including all obligations arising under any interest rate swap, interest rate collar, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement however described or defined that Borrower may enter into at any time with Lender or an Affiliate of Lender , whether or not Borrower may be liable individually or jointly with others, or whether recovery upon such Obligations may subsequently become unenforceable.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Origination Fee” has the meaning set forth in the Term Sheet.

“Overadvance” has the meaning set forth in Section 1.3.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Day” has the meaning set forth in the Term Sheet.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Pension Plan” means any employee pension benefit plan (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

“Plan” has the meaning set forth in Section 4.12.

“Platform” means the online loan and collateral management platform maintained by Lender or its Affiliates or its service provider or its Affiliates.

“Prime Rate” means the United States prime rate as published in the “Money Rates” Section of the Wall Street Journal as of the applicable determination date.

“Quick Ratio” means, for any date of determination, the ratio of (a) the sum of Borrower’s cash, marketable securities, and accounts receivable to (b) Borrower’s current liabilities.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Revolving Loan Limit” has the meaning set forth in the Term Sheet.

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“Revolving Loans” has the meaning set forth in Section 1.1.

“Sanctions” has the meaning set forth in Section 4.6(b).

“Security Documents” means, collectively: (a) this Agreement; (b) each deposit account control agreement or securities account control agreement; (c) each pledge agreement; (d) each Intellectual Property security agreement; and (e) any similar document executed in connection with the Loans; each in form and substance reasonably satisfactory to Lender.

“Sublimit” means the agreed sublimit specified in the Term Sheet.

“Subsidiary” of a Person means any other Person of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Fee” has the meaning set forth in the Term Sheet.

“Termination Date” means the earlier of (a) the Maturity Date, (b) thirty days after the date on which Lender gives Borrower notice of Lender’s election to terminate this Agreement, (c) the date Lender elects not to make requested Revolving Loans following an Event of Default, (d) the date of acceleration of the Loans pursuant to this Agreement; or (e) the date Borrower or Lender otherwise terminates this Agreement in accordance with the terms hereof.

“Term Sheet” means the Term Sheet set forth on the first page of the Agreement.

“Total Revolving Outstandings” means the outstanding daily net balance of any moneys remitted, paid, advanced or otherwise charged to Borrower or for Borrower’s account, including all interest accruals, less moneys repaid by Borrower to Lender hereunder, before the payment in full of all Obligations.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“Verified Eligible Receivable” means an Eligible Account with respect to which Lender has received and approved (i) an applicable bill of lading, proof of service or other shipping documents or (ii) a verbal, electronic or written confirmation from a responsible employee or other representative of the related account debtor; in each case with results consistent with the information provided by Borrower.

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HELLOSIGN
Audit Trail

TITLE	BZRTH Loan Agreement - WFC Fund
FILE NAME	BZRTH LA Unsigned.pdf
DOCUMENT ID	500eff6db06b8be7d027538d4726967adc2436c4
STATUS	Completed

Document History

SENT	05/03/2019 21:45:21 UTC	Sent for signature to Chris Atkins (chris.atkins@c2fo.com), Allan Huang (allan.h@bizrightllc.com) and Kevin Ehinger (kevin.ehinger@c2fo.com) from jordan.nietzel@c2fo.com IP: 4.14.48.138
VIEWED	05/03/2019 21:45:37 UTC	Viewed by Chris Atkins (chris.atkins@c2fo.com) IP: 174.234.0.79
SIGNED	05/03/2019 21:46:51 UTC	Signed by Chris Atkins (chris.atkins@c2fo.com) IP: 174.234.0.79
VIEWED	05/06/2019 22:28:23 UTC	Viewed by Allan Huang (allan.h@bizrightllc.com) IP: 104.152.234.148
SIGNED	05/06/2019 22:34:56 UTC	Signed by Allan Huang (allan.h@bizrightllc.com) IP: 104.152.234.148
VIEWED	05/06/2019 22:40:16 UTC	Viewed by Kevin Ehinger (kevin.ehinger@c2fo.com) IP: 174.234.3.107

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HELLOSIGN

Audit Trail

TITLE	BZRTH Loan Agreement - WFC Fund
FILE NAME	BZRTH LA Unsigned.pdf
DOCUMENT ID	500eff6db06b8be7d027538d4726967adc2436c4
STATUS	• Completed

Document History

SIGNED	**05/06/2019** 22:41:19 UTC	Signed by Kevin Ehinger (kevin.ehinger@c2fo.com) IP: 174.234.3.107
COMPLETED	**05/06/2019** 22:41:19 UTC	The document has been completed.

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